Leibman & Oesch, L.L.P.
              A Professional Limited Liability Partnership

Neil M. Leibman             Attorneys at Law                        Telephone
Bradford N. Oesch    24 Greenway Plaza, Suite 1210               713/961-9399
Of Counsel                Houston, Texas 77046                     Telecopier
Lana R. Dieringer                                                713/961-7997
                             March 11, 1998

Definition, Ltd.
1334 South Killian Drive
Suite 4
Lake Park, Florida 33403

     Re:  Registration Statement on Form S-8 of Definition, Ltd.
          Common Stock Issued Pursuant to a Consulting and Legal services Agreement with Leibman & Oesch, L.L.P., Attorneys at Law

Gentlemen:

     This opinion is submitted to the applicable rules of the securities and Exchange Commission (the "Commission") with respect to the registration by Definition, Ltd., a Nevada corporation (the "Company"), of 600,000 shares of Company common stock, $.001 par value per share (the "Common Stock"), issued to the undersigned pursuant to a Consulting and Legal Services Agreement (the "Agreement") approved by resolution of the Company's Board of Directors on August 25, 1997.

     In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostatic or other copies of the Agreement, the Company's Articles of Incorporation (as amended), Bylaws and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified copies of all copies submitted to us as conformed, photostatic or other copies. In passing upon certain corporate records and the documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and express no opinion thereon. In issuing this opinion, we have disclosed our conflict of interest with the Company.

     Based upon and in reliance upon the foregoing, it is our opinion that the Common Stock issued pursuant to the Agreement is validly issued, fully paid and non-assessable. We hereby consent to the use of this opinion in the Registration Statement on the Form S-8 to be filed with the Commission.

                                        Very truly yours,

                                             /S/

                                        Neil M. Leibman